Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Kyle Sourk Inspirato Incorporated - Investor Relations

Eric Grosse Inspirato Incorporated - CEO, Director

Robert Kaiden Inspirato Incorporated - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Shweta Khajuria Evercore ISI - Analyst

Mike Grundle Northland Insurance - Analyst

Jed Kelly Oppenheimer & Co. Inc. - Analyst

P R E S E N T A T I O N

Operator

Good day and thank you for standing by. Welcome to the Inspirato third quarter 2023 conference call. (Operator instructions) I would now like to hand the conference call over to your first speaker today, Kyle Sourk, Investor Relations.

Please go ahead.

Kyle Sourk - Inspirato Incorporated - Investor Relations

Thank you, and good morning. On today's call we have CEO, Eric Grosse, and CFO Robert Kaiden. Yesterday afternoon, we issued our press release announcing our third quarter 2023 results, which is available on the Investor Relations page of our website at investor.inspirato.com.

Before we begin our formal remarks, we remind everyone that some of today's comments are forward-looking statements, including but not limited to our expectations of future operating results and financial position, guidance and growth prospects, business strategy and plans and market position and potential market opportunities. These statements are based on assumptions and we assume no obligation to update them. Actual results could differ materially. We refer you to our SEC filings for a more detailed discussion of additional.

In addition, during the call, management will discuss non-GAAP measures, which are useful in evaluating the company's operating performance. These measures should not be considered in isolation or substitute for our financial results prepared in accordance with GAAP. Reconciliations of these measures to the most directly comparable GAAP measures are included in our earnings release.

With that, I'll turn the call over to our CEO, Eric Grosse.

Eric Grosse - Inspirato Incorporated - CEO, Director

Thanks, Kyle, and good morning, everyone. It's a privilege to speak with you for the first time as CEO. I have spent the past several months deeply engaging with employees, shareholders, and members about our financial and operating plans. I've been a member of Inspirato for two years, so familiar with our product successes as well as challenges.

I spent a lot of time in the online travel space namely we have Co-Founder Popwire President but it could your worldwide. I've seen firsthand was become a market leader and household name in the travel space has developed a deep appreciation for creating exceptional and truly differentiated travel experiences. And in throttle, I see a strong customer value proposition, supported by a world-class luxury residence portfolio and a passionate team dedicated to delivering members with certainty, service and value that creates the magical travel experiences Inspirato is known for.

In short, we have a compelling possibility and as we move forward, our decisions will be based on continuing to deliver wonderful member experiences while also becoming operationally markets. We deliver certainty to our portfolio of world-class homes. Our amazing relative to enable family and friends to travel together in a more natural and familiar way to create lasting memories, while we also offer our members fantastic cruises, safaris in custom travel experiences. It's the Ski in Ski Out Mountain Home, Colorado, the Rustic fill of the Rolling Hills talking.

A 100 developers each with their own special touch that are Inspirato (front of true costs). Currently, we continue to innovate on our portfolio to make sure we are providing our members with the highest quality properties at the most desirable and popular destinations. While we've been trimming our portfolio in recent months when the time comes in the future to once again, grow our portfolio. My commitment is to do so thoughtfully, but member feedback, top of mind.

On the service side, our peacher planners that are dedicated to ensuring travellers experience a remarkable vacation, while our on-site concierge staff or local experts uniquely capable of putting the finishing touches on a great fit. Well, we excel in handling expected request what big dinner reservations, best restaurants, arranging for private chef, booking five treatments and teatime. We also pride ourselves on delighting our members by delivering services that are more unique against product.

Examples include stocking residence, configurator of groceries requested by members ahead of travel, as well as ensuring our on-site concierge services are available across our resident portfolio to make sure member trips are truly personalized and unique.

Beyond delivering certainty of service associated with our residences and travel experiences, we've also redoubled our efforts to provide greater value to our members. In June, we rolled out weight reductions across the board and in August, we launched our rewards program that provides up to 25% to our most frequent travellers and loyal members. These recent initiatives when combined with existing programs like Jive provide great value to our members across the Inspirato portfolio.

Over the years, we've worked tirelessly to build a loyal group of members that absolutely love and throttle. This is demonstrated through our Net Promoter Score, which is consistently been at industry-leading levels. While it had some turnover in parts of our subscriber base, our core group remained strong as evidenced by resiliency in our nice book per subscriber. We have a strong action plan to address churn, which includes assets evaluating each of our travel offerings and subscriber cohorts with the end goal of improving what we deliver and how we deliver.

While the weather tremendous change and a variety of challenges over the past few years, we've never waver in our member-centric approach, which is built on a foundation of world-class properties and Five Star services. We will continue to invest in our members and our strategic partnerships, including our recently signed agreements with Capital One through partnerships like Capital One and others that we haven't developed, we expect to increase Inspirato awareness with the luxury travel, which is an important initial step as we look ahead to grow into broader.

I'm confident we can make these investments and we build our long term revenue momentum. We must first have an intentional focus on the short term by strengthening our fundamental and improving our operating efficiency and financial position by controlling costs, improving margin, and strengthening our liquidity. These efforts are well underway and we expect to begin realizing some of the benefits in the fourth quarter.

During the past few quarters on these calls, we've articulated our plan to optimize our portfolio, primarily from a cost standpoint to help reach their profitability levels. I'm pleased to announce that these actions are progressing very well with a large portion of impact of leases rolling off at the end of the year. In addition, we've also further reduced our workforce earlier in the third quarter to help make us more nimble and better positioned for approved results.

From a liquidity standpoint, our strategic partnership with Capital One included a $25 million investment in its product. As a result, we have greater resources and liquidity to better serve our members both today and over the long term.

In closing, our near-term plan is centred around improving our operating efficiencies and liquidity, which in turn positions us for a much stronger 2024. As we look ahead, it is important to note that we are not starting from scratch. We have our three-piece portfolio, people, and partnerships in place to act as a foundation to achieve our goals. In future calls, I look forward to more specifically updating you on our plans to rebuild our revenue momentum, starting with our core products and partnerships.3

Before turning the call over to Robert to discuss our third quarter financial results, I'd like to personally thank our loyal members and homeowners for their support as well as pass along an aesthetic and heartfelt thank you to our employees for their continued passion, hard work and dedication to making this product a magical destination for member travellers and one type of experience they can live with now. With that, I'll turn the call over to Robert.

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Robert Kaiden - Inspirato Incorporated - CFO

Thanks Eric. In the third quarter, we generated $83 million of total revenue, which was comprised of $33 million of subscription revenue and $49 million of travel revenue. While each of these metrics decreased on an annual basis, travel revenue was up sequentially, and we're encouraged by some early signs of success related to our travel revenue.

As you recall on our year-end 2022 call in March, we highlighted travel behaviour that was negatively impacting our travel revenue and gross margin, namely the mix between paid and past nite, residents and hotel nights and then recognized in our leased hotel versus hotels with net rate agreements. We have focused on optimizing our travel mix to improve margins. Though it's early, we have begun to see signs of progress.

In the third quarter, we delivered approximately 46,400 total nights and from a mixed perspective, 57% of total nights delivered were paid nights, our highest level since the second quarter of 2022. 54% of total nights delivered were in our residences, our highest level since the first quarter of 2022.

Finally, our resident ADR in the third quarter was approximately $1600, while resident occupancy was 73% compared to 81% in the third quarter of 2022 and up 1% from the second quarter of this year. We also believed earlier this year that average daily rate was elevated and negatively impacting the value proposition for our members. We thought they show up in our numbers, but a more than 10% decline in the number of paid bookings for residences in Q2 2023 compared to the prior year.

However, in June, we lowered our ADRs and we've seen this approach paying off as the number of nights booked in our residences in the third quarter remained consistent with the prior year, despite the decrease in the number of subscribers. As Eric mentioned, our residents have always been the flagship of our portfolio and deliver the highest economics, and we are pleased with the reengagement in paid residences booked bookings by our members in Q3.

Again, it's early time for these data points are encouraging and helped contribute to an annual sequential increase in travel revenue per subscriber. Unfortunately, solid travel performance was not enough to offset year over year and quarterly decreases in subscription revenue up 14% and 7%, respectively. We ended the quarter with 14,500 active subscriptions, comprised of approximately 11,800 cloud subscription and 2700 past subscriptions.

In each of the past four quarters, we have now seen past subscriptions consistently decrease, resulting in a $5 million year-over-year decrease in our subscription revenue attributable to path. We're keeping a close eye on this trend and evaluating future actions to take regarding past subscription sales.

From a club perspective, we believe the macroeconomic environment and the perceived challenges of the business contributed to fewer than anticipated new valve while these factors plus elevated ADRs in 2022 and the first half of 2023 led to increased resignations. Importantly, an emphasis on multiyear subscriptions has led to approximately 80% of new club sales in 2023 being for two or more years which has help drive improved club retention.

In the third quarter, our cost of revenue was $58 million versus $63 million in the third quarter of 2022. The decrease in cost of revenue was in part due to reduced hotel booking fees between periods a time that another key initiative of better leveraging our leased hotel has begun to take hold. Strategically, net rate hotel continued to be a valuable lever at our disposal as we were able to both satisfy member demand and test new markets.

Another factor contributing to the decrease in cost of revenue was our portfolio optimization efforts that Eric touched on previously. As a reminder, due to the lag between when we entered to lease terminations and the expiration of those leases, those savings were planned to be modest in the third and fourth quarters of 2023, followed by a more significant reduction in the first quarter of 2024. Consistent with our communications in the prior quarter, we anticipate at least $25 million of annualized lease expense savings in 2024.

From an expense standpoint, the third quarter included several nonrecurring charges, primarily related to severance payments associated with the July reduction of force and changes in executive leadership that occurred in the quarter. This is part of our payroll reduction plan, and we also discussed on our earnings call last quarter, targeting approximately $20 million of annual payroll savings.

As such, total operating expenses were $43 million in the third quarter or 52% of revenue compared to $41 million or 43% of total revenue in the third quarter of last year. Excluding severance related expenses and stock-based compensation, our cash operating expenses were just under $33 million compared to $38 million in the third quarter last year. From an adjusted EBITDA standpoint, we had a loss of $9 million in the quarter compared to approximately $7 million in the third quarter of 2022.

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Importantly, adjusted EBITDA loss in the third quarter would have been approximately $4 million, if not for the severance expense I just mentioned as well as a $2 million reduction to revenue due to revenue recognition accounting for recently launched Inspirato voice program. This is meaningfully better than our internal projects. In terms of cash and liquidity, in late September, we received a $25 million investment from Capital One ventures contributing to a cash balance of over $50 million at the end of the third quarter. We anticipate a free cash flow deficit in the fourth quarter before more significant big hold in 2024.

The combination of the investment with Capital One and meaningful savings anticipated in 2024 through the actions we've taken to improve our free cash flow profile give us confidence in our liquidity position moving forward.

In closing, the past few months have brought about change at a time to uncertainty for employee, homeowners, members and shareholders is my firm belief that through our cost savings initiatives and overall execution, we've put ourselves on a solid path towards certainty, stability and profitability. Along those lines, we are reaffirming our 2023 full year guidance of $320 to $340 million of total revenue and an adjusted EBITDA loss between $30 and $45 million. We are hard at work finalizing our 2024 budget and look forward to communicating with you at the appropriate time.

With that, I'd like to turn the call over to the operator for Q&A.

Q U E S T I O N S A N D A N S W E R S

Operator

Thank you. At this time, we will conduct a question-and-answer session. (Operator instructions)

Shweta Khajuria, Evercore ISI.

Shweta Khajuria - Evercore ISI - Analyst

Okay. Thanks for taking my questions. Let me try two please. First one is Eric, could you perhaps at a high-level talk about your early observations of being at the Company as now, the CEO and some of the areas that you will be focused on most in the next call at 6 to12 months and areas that you're excited about the most. And then the second question I have is on your cash burn rate versus the cash balance that you have, including the convert. So, it looks like you may have approximately $50 million-plus in cash and given the cash burn that you have, how should we think about potential capital raise needs versus a path to becoming positive free cash flow? Thank you.

Eric Grosse - Inspirato Incorporated - CEO, Director

Well, thanks Shweta. We appreciate the question. With respect to initial observations, one thing that I've really been impressed with as I stepped into my CEO role here is just how our team in the near term has just worked and executed very, very quickly to deliver some material near term operating efficiencies, which is important because my initial and most important near-term priority is just rarely put Inspirato on a path towards a profitability. We've taken a lot of steps on our lease optimization, our personnel reductions, software, fading, other expense savings. If you add it all up on an annualized basis, it's over $50 million. And now we've done in a very, very short period of time.

So that's -- I've been really impressed with. You asked about a longer-term view over that next 6 to 12 months. And as I spend more time with the team and spend more time, understanding that the unique role that it's brought of have in the luxury category. I will really get more excited about the growth opportunities in front of us for us. Your partnerships is one area and one opportunity that we buy where we can really efficiently tap into demand sources that where we really deliver on our unique residence portfolio and Capital One is a great example of that and I think there are others and there will be others that we look more into it.

The opportunity to revisit and we've rationalized and revitalized our current product offering around club and path. It is definitely an opportunity as well as new business lines like IC&IC that are still very much in the early stages of their development and have encouraging growth prospects to come in front of us. But I guess when I look at it more broadly and I look at the opportunity more broadly and when I spend more time with members and with our team, I think we have a pretty unique opportunity to reinhill the magic of what delivers a great, great experience at Inspirato. The delivering great travel experiences at the core of what we do and we're travel club and a great one that delivers pretty exceptional experiences and value to members. And I believe the more time I spend you that the market opportunity for what we do is just a lot bigger than where it's broad-based.

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Robert Kaiden - Inspirato Incorporated - CFO

Yes sure, this is Robert. Let me take the question you had about the cash burn. For sure, you're correct. We have been burning cash at a rate of about $15 million a quarter consistently for a bunch of quarters now. And that's one of the reasons that we took the actions that Eric mentioned on our path to profitability of reducing our costs.

We've taken action that will eliminate at least $25 million of lease costs as we've gone through our portfolio optimization. And as I've mentioned in the past call, while we've taken those actions already, the end of the leases haven't happened yet because those the end of the leases are 6 to 12 months after we've taken the termination actions. A lot of those will start to see by Q1 of next year, but for now, we'll have another quarter, we'll have some cash burn around that. We also took actions around staffing, headcounts as well with a reduction in force in Q3 and that didn't show up from a cash perspective yet either because of it was done during the quarter and then there was obviously a certain severance costs around that. So, we'll start seeing some benefit around that.

Finally, as part of our 2024 planning process, we've really dug deep to identify other areas where there may be cash savings opportunities. For instance, we went and we scrub through all of our software programs and technology that we have and identified a significant amount of savings there. So when you add all those pieces up, we're planning on a $50-million plus of savings that will be annualized in 2024 a very similar number to the kind of cash burn that we're seeing in 2023.

So while we certainly have our work and our opportunity around what revenue will look like in 2024 as we firm up our 2024 plan, we feel that we've taken out sufficient cost that will really be able to temper that cash burn starting with Q1 of 2024. And because of that, we don't foresee a need where we absolutely need to raise capital, which you asked about.

But certainly we're always up. We're always as many companies are open to the possibility of raising capital for the right rate and the right structure, but it -- I think we have the best in your own hands in terms of cash moving forward.

Shweta Khajuria - Evercore ISI - Analyst

Okay. Thank you, Eric. Thanks, Robert.

Operator

Thank you. One moment for our next question. Mike Grundle of Northland. Mike, your lines are open.

Mike Grundle - Northland Insurance - Analyst

Hey, thanks, guys. First question is just on past subscribers. What do you think that weakness is ? Is it macro related? Is it something you need to do to tweak the offering? Just looking for a little insight there?

Eric Grosse - Inspirato Incorporated - CEO, Director

Sure, thanks, Mike. Yes, you've noticed that our past subscriptions are declining and like any trends there's a number of factors behind it. I think one macro trends you asked for that is that our tracking of travel trends overall historic are normalizing in the COVID era of remote work is moving into the past and that's dissipating. And the path obviously was a great product offering for that type of lifestyle.

But this is a thing as Robert and I and the team have looked into past more deeply, which we definitely have, particularly over the course of one month is how there's a core group of users that just really love it. And so, what we're doing is evaluating -- what are the elements around path that a good segment of our subscribers are really, really drawn to, but we can proverbially double down on that and deliver even more value. But at the same time, I'm poor if for whatever reason if people travel needs and lifestyle change and then we meet them where they are.

And the good news is that a club of another product offered within the portfolio could be good Atlantic spots in the event that the peoples travel needs and preferences shift. And that's one area of opportunity. I think we can do a better job of more proactively shifting our members from the to the sort of product that's best for them.

Mike Grundle - Northland Insurance - Analyst

Got it. And then, Eric, you know, you've talked well, I'll say it this way. You've done a lot on the cost side of the business. But you said you're also working on some things to kind of refill the revenue bucket and what not. Can you just give us a sense of a couple of things there we should be watching or listening for kind of to reinvigorate the revenue growth?

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Eric Grosse - Inspirato Incorporate - CEO, Director

Sure, sure. Great question. And you're right to point out that you're really the first, 36,200 days have really been focused on just the operational efficiency piece. But I just want to emphasize that like because when we do grow again and I'm confident that we will. I wanted to make sure that we're doing it from a position of just core operational efficiency and strength so that, that growth will more directly translate to profitable growth and controlling our own destiny as we get to the march toward profitability.

And so I mentioned partnerships at the outset, and that's one area that I believe it is a real opportunity for us because there is a lot of travel demand that's out there. And there's a lot of travel demand, I think, out there through partnerships that we can tap into really, really efficient. And when you have the net promoter score that we do when people take it both trips and love them as much, I'm effectively an on-ramp to membership.

So that's why I think partnerships can be really attractive for us because it's basically gets people travelling in Inspirato and again given sort of our net promoter scores on that leads to good fit. We've also gone through a pretty explosive internal area of growth around the different product lines across its products.

I think taking a fresh look at that around how club and path that together, I mean really mapping that against the personas that are members. There's been an awful lot of innovation. I think there can be an awful lot of different kind of innovation, really focused on rationalization. And definitely that way, our members have a better idea of what products and services across the product portfolio are best suited for that.

So I think that is a really big opportunity. And as I dig into it more, as I mentioned at the outset, I really do believe that when you-- when you're delivering a kind of travel experience that is both known for and when you take a look at sort of the macro growth rates in luxury travel, which from what I've seen has been in kind of mid to high single digits. I do think that there's a lot of opportunity for Inspirato once we're more efficient and can grow along the lines of what I mentioned.

Mike Grundle - Northland Insurance - Analyst

Got it. Got it. Hey, I appreciate it. Thank you.

Eric Grosse - Inspirato Incorporated - CEO, Director

Sure, thanks, Mike.

Operator

Thank you. ( Operator instructions) At this time, I'm seeing no further questions. I would now like to turn it back to CEO Eric Grosse for closing remarks.

I apologize. Jed has just popped in. Bear with me one moment. Jed Kelly, your line is now open.

Jed Kelly - Oppenheimer & Co. Inc. - Analyst

Hey great. Thanks for taking my question. Just when you look at, the way you want to transform the business, can you talk about your supply road map? And talking to owners? And are they happy with the current value you're bringing in and then can you just talk to how we should think about sales force productivity going forward? Thank you.

Eric Grosse - Inspirato Incorporated - CEO, Director

Sure we'll be effective to supply and our inventory. I'm glad you brought it up yet. It's a really, really important part of our overall experience. And it's also one that is we have a dedicated team and that really is focused on ensuring that our homeowner as the exact kind of experience on the supply side is our members of the one when they're traveling. I think one benefit, one big benefit right here. I've heard that even just in my first week in my new role is how much residents, owners and homeowners really appreciate sort of the closed ecosystem and the managed ecosystem that is brought out.

It's not the wild left that you see out there with other travel services and having a much more curated membership group. I think give homeowners a lot more a lot more confident, especially also when you overlay on top of that, just the points of contact and the support infrastructure that we have to manage the portfolio that I'm really exceptionally high rate. We really manage our portfolio as if they were of our own resident because that's a critical part of delivering the kind of experience that we're known for.

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So what I can say is that so far satisfaction rate for our members, particularly for a home or the bulk of it really high because of that, you have curated a client base that we invite into their homes, which is, again, much more a managed that we see from other alternatives as well as the high attention to detail we play and we place our management each and every call to ensure that the great experience that are travels here.

Jed Kelly - Oppenheimer & Co. Inc. - Analyst

Thank you.

Operator

Thank you very much. This concludes our question-and-answer session. I would now like to turn it back to CEO, Eric Grosse for closing remarks.

Eric Grosse - Inspirato Incorporated - CEO, Director

Perfect, well I really appreciate the questions and thanks very much for participating in my first earnings call here at Inspirato. Look forward to developing more relationships with all of you and participating in these calls going forward. Thanks very much.

Operator

Thank you for your participation in today's conference call. This does conclude the program. You may now disconnect.

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